EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-29658, 33-36430, 33-59733, 333-95827 and 333-97273) of Cash America International, Inc. of our report dated February 23, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 23, 2006 relating to the financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
February 23, 2006